UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2011

FIRST FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17122	57-0866076
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 2440 Mall Drive, Charleston, South Carolina  29406
 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (843) 529-5933

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On October 25, 2011, First Federal Savings and Loan Association of Charleston, a wholly owned subsidiary of First Financial Holdings, Inc. (the “Company”), entered into an Asset Purchase and Interim Servicing Agreement (the “Purchase Agreement”) with Low Country Ventures SC, LLC, pursuant to which it has agreed to sell $197.9 million of selected performing loans and classified assets in a single transaction to affiliates of Varde Partners, Inc. ("Varde"), and three of Varde's joint venture partners, affiliates of FirstCity Financial Corporation, Mountain Real Estate Group and Shelving Rock Partners.  The carrying value of these assets as of the August 31, 2011 sale cutoff date was $58.8 million and this transaction is expected to result in a pretax gain of approximately $20 million which will be realized during the quarter ending December 31, 2011. The sale is subject to the satisfaction of customary closing conditions.

The transaction is expected to close on or about October 27, 2011, subject to customary conditions.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

On October 26, 2011, the Company issued a news release announcing the transaction.  A copy of the news release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

Exhibits
Number	Description

10.1	Asset Purchase and Interim Servicing Agreement dated as of October 25, 2011 by and between First Federal Savings and Loan Association of Charleston and Low Country Ventures SC, LLC

99.1	Press Release dated October 26, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.
(Registrant)

Date: October 26, 2011	By:	/s/ Robert L. Davis
Robert L. Davis
Executive Vice President and
Corporate Counsel

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